Filed Pursuant to Rule 433
Registration No. 333-259121

Final Term Sheet
September 7, 2021

THE HOME DEPOT, INC.
$1,000,000,000 1.500% Notes due September 15, 2028
$1,000,000,000 1.875% Notes due September 15, 2031
$1,000,000,000 2.750% Notes due September 15, 2051

Issuer:	The Home Depot, Inc.
Expected Ratings (Moody’s/S&P/Fitch)*:	A2/A/A
Trade Date:	September 7, 2021
Settlement Date (T+10):
September 21, 2021. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date hereof or the next seven succeeding business days will be required, because the Notes initially will settle in T+10, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. If you wish to trade the Notes on the date hereof or the next seven succeeding business days, you should consult your own advisors.

Title of Securities:	1.500% Notes due September 15, 2028	1.875% Notes due September 15, 2031	2.750% Notes due September 15, 2051
Principal Amount:	$1,000,000,000	$1,000,000,000	$1,000,000,000
Maturity Date:	September 15, 2028	September 15, 2031	September 15, 2051
Treasury Benchmark:	1.125% due August 31, 2028	1.250% due August 15, 2031	2.375% due May 15, 2051
Benchmark Yield:	1.141%	1.375%	1.983%
Spread to Benchmark:	42 bps	57 bps	82 bps
Reoffer Yield:	1.561%	1.945%	2.803%
Price to Public:	99.598%	99.368%	98.930%
Coupon:	1.500% per annum	1.875% per annum	2.750% per annum
Interest Payment Dates:	Semi-annually on each March 15 and September 15, commencing on March 15, 2022.	Semi-annually on each March 15 and September 15, commencing on March 15, 2022.	Semi-annually on each March 15 and September 15, commencing on March 15, 2022.
Optional Redemption:	Prior to July 15, 2028, make-whole call at T+10 bps; par call on and after July 15, 2028.	Prior to June 15, 2031, make-whole call at T+10 bps; par call on and after June 15, 2031.	Prior to March 15, 2051, make-whole call at T+15 bps; par call on and after March 15, 2051.
Day Count Convention:	30/360	30/360	30/360
CUSIP/ISIN:	437076 CH3 / US437076CH36	437076 CJ9 / US437076CJ91	437076 CK6 / US437076CK64

Joint Book-Running Managers:	BofA Securities, Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC U.S. Bancorp Investments, Inc.
Co-Managers:	Barclays Capital Inc.
BNY Mellon Capital Markets, LLC
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Fifth Third Securities, Inc.
Mizuho Securities USA LLC
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
Siebert Williams Shank & Co., LLC
TD Securities (USA) LLC
Truist Securities, Inc.
Wells Fargo Securities, LLC
Samuel A. Ramirez & Company, Inc.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting (i) BofA Securities, Inc. toll-free at 1-800-294-1322, (ii) Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, (iii) J.P. Morgan Securities LLC collect at 1-212-834-4533 or (iv) U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.